EX-99.B-77D


                             W&R TARGET FUNDS, INC.

SUB-ITEM 77D:  Policies with respect to security investments:

                       Supplement Dated February 23, 2004
            to Statement of Additional Information Dated May 1, 2003


The following information replaces the corresponding section of the non-fundamental investment restrictions in the section entitled Investment Restrictions and Limitations:

     (9) Asset Strategy Portfolio may invest an unlimited amount of its total assets in foreign securities;


The following supplements the non-fundamental investment restrictions in the section entitled Investment Restrictions and Limitations:

   (22) Asset Strategy Portfolio may invest in money market instruments rated in one of the two highest categories by the requisite nationally recognized statistical rating organization ("NRSRO") or , if unrated, judged by WRIMCO to be of comparable quality; provided, however, that the Portfolio may invest in a money market instrument rated below the two highest rating categories if such instrument is subject to a letter of credit or similar unconditional credit enhancement that is rated in one of the two highest categories by an NRSRO, or, if unrated, judged by WRIMCO to be of comparable quality.